SureWest Reports Second Quarter 2007 Results

      ROSEVILLE, Calif., Aug. 7 /PRNewswire-FirstCall/ -- Leading independent telecommunications holding company SureWest Communications (Nasdaq: SURW) announced operating results today for the quarter ended June 30, 2007. Highlights for the second quarter of 2007 compared to the second quarter of 2006 include: (Logo: http://www.newscom.com/cgi-bin/prnh/20050908/SFSUREWESTLOGO)

* Consolidated revenues from continuing operations increased 2%, with strong revenue growth in broadband offsetting a decline in telecom revenues and stable wireless revenues

* Consolidated operating EBITDA decreased 2%, primarily as a result of several ongoing efforts including strategic initiatives

* Consolidated income from continuing operations increased by $1.7 million, due primarily to increased broadband revenues and interest income resulting from the proceeds of the sale of SureWest Directories

* Total marketable homes increased by 8,612, an increase of 5%, and overall customer penetration of marketable homes increased to 29% from 26%

*     Video RGUs increased by 19% and Data RGUs increased by 17%

      "SureWest continues to execute on its network deployment strategy and drive new revenues and efficiencies across those assets," said Steve Oldham, SureWest's president and chief executive officer. "Our highspeed network is not only a differentiator in the market, it provides increased revenue potential from each home we pass by providing an opportunity for a triple play as well as new services as they become available. We are expanding the network in areas that offer the greatest potential for a triple play, and focusing the sales efforts on achieving the greatest penetration in the areas we serve. We believe the strong growth in data and video RGUs, and the fact that over 37 percent of SureWest data customers are taking 10 mbps or higher data speeds, supports our belief that consumers will continue to demand greater bandwidth and the corresponding network performance that bandwidth provides."

      Operational Highlights

      Total marketable homes increased to 193,361 in the second quarter of 2007, a 5% increase compared to the second quarter of 2006, while marketable homes served by fiber increased 11% from 93,020 to 103,319. Marketable homes penetration increased to 29% in the second quarter of 2007 from 26% in the second quarter of 2006 reflecting the success of marketing initiatives.

      Data

      SureWest generally provides hyper speed connectivity to its fiber customers, across which a triple play of digital voice, Internet, IPTV and associated services are currently provided. SureWest provides two primary forms of data services with varying top speeds: 3, 6 and 10 Mbps DSL offerings across the copper platform; and symmetrical offerings of 10, 20 and 50 Mbps on the FTTP (fiber-to-the-premise) platform. SureWest is the only service provider with a symmetrical offering in its service area which provides the ability to upload data at the same high speed it is downloaded.

      Data RGUs (revenue generating units) increased 17% year-over-year, to 59,792 in the second quarter of 2007 from 51,038 in the second quarter of 2006, and increased 3% quarter-over-quarter from 58,130 in the first quarter of 2007. These increases are the result of targeted network expansion increasing the number of homes passed, and growth in demand for data and video services increasing the number of homes served. The Company believes the transfer speeds the network is capable of providing will remain a competitive advantage.

      Video

      SureWest is a leading provider of IPTV (Internet protocol television) primarily across the FTTP platform. Video RGUs increased 19% year-over-year, to 21,118 in the second quarter of 2007 from 17,759 in the second quarter of 2006, and increased 3% quarter-over-quarter from 20,445 in the first quarter of 2007.

      As of the end of the second quarter of 2007, SureWest offered its video customers 310 IPTV channels, including 23 HDTV channels.

      Voice

      Telecom access lines decreased 5% year-over-year to 120,969 in the second quarter of 2007 from 127,278 in the second quarter of 2006, and decreased 3% quarter-over-quarter from 124,368 in the first quarter of 2007. Business access lines increased 10% year-over-year, to 2,574 in the second quarter of 2007 from 2,345 at the end of the second quarter of 2006, and increased 1% quarter-over-quarter from 2,546. Voice RGUs across the hyper-speed data platform increased 15% year-over-year, to 19,747 at the end of the second quarter of 2007 from 17,110 at the end of the second quarter 2006. Voice RGUs also increased 2% quarter-over-quarter from 19,434 at the end of the first quarter of 2007. As a result, total SureWest access lines decreased by 2% from the second quarter of 2007 from the second quarter of 2006.

      Competitive cable VoIP (voice over Internet protocol) offerings in the SureWest service area began in the second quarter of this year and as yet have had minimal impact on revenue.

      Wireless

      Wireless subscribers declined by 3% year-over-year, to 51,568 at the end of the second quarter of 2007 from 52,993 at the end of the second quarter of 2006, and decreased 1% quarter-over-quarter from 52,071 at the end of the first quarter of 2007. The decline in wireless customers resulted primarily from a decision to cease offering pre-paid calling plan options and to migrate customers to term contracts. Despite a decline in total subscribers, access and feature revenues remained approximately consistent with previous periods.

      Financial Highlights

      Consolidated revenues from continuing operations increased 2% year-over-year to $52.4 million in the second quarter of 2007 from $51.4 million in the second quarter of 2006, and increased 3% quarter-over-quarter, from $51.0 million in the first quarter of 2007.

      Broadband segment revenues increased 14% year-over-year, to $17.1 million in the second quarter of 2007 from $15.0 million in the second quarter of 2006, and increased 4% quarter-over-quarter from $16.4 million in the first quarter of 2007. This growth resulted from the continued targeted expansion of the broadband network and growth in demand for data and video services. ARPU for the broadband segment remained essentially unchanged at $77.02.

      Telecom segment revenues declined 3% year-over-year, inclusive of the impacts of the divestiture of the directories business, to $27.2 million in the second quarter of 2007 from $28.2 million in the second quarter of 2006, but increased by 3% from $26.4 million in the first quarter of 2007. Telecom segment revenues remain under pressure from the migration of landlines to wireless and secondary access lines converting to DSL. Periodic NECA (National Exchange Carrier Association) cost of service studies for the Telecom segment can result in adjustments to revenues for some intrastate services. Second quarter revenues were increased by $688,000 associated with such costs studies.

      Wireless segment revenues of $8.1 million in the second quarter of 2007 remained unchanged year-over-year from the second quarter of 2006, and decreased by 1% quarter-over-quarter from $8.2 million. Reductions in overall subscribers due to the termination of pre-paid wireless calling plans, and a decrease in handset selling price were offset by an increase in handsets sold and stable access and feature revenues. ARPU for the wireless segment increased 7% year-over-year, to $50.26 in the second quarter of 2007 from $47.05 in the second quarter of 2006, and remained essentially unchanged quarter-over-quarter.

      Operating expenses, exclusive of depreciation and amortization, increased to $35.7 million in the second quarter of 2007, a 4% increase year-over-year from $34.4 million in second quarter of 2006, but a 1% decrease from $36.2 million in the first quarter of 2007. Expense reductions related to the previously disclosed freeze of the Defined Benefit Pension Plan and other corporate efficiency efforts were offset in part by new expenditures and ongoing strategic initiatives designed to improve customer care systems.

      Depreciation and amortization decreased by 5% year-over-year, to $14.3 million at the end of the second quarter of 2007 from $15.0 million at the end of the second quarter of 2006, and increased 4% quarter-over-quarter from $13.8 million. Depreciation and amortization reductions resulting from extending the useful lives of some network assets were offset by new investment associated with network expansion.

      Consolidated operating earnings before interest, taxes, depreciation and amortization (defined as Operating EBITDA and reconciled to GAAP results in the accompanying tables) of $16.7 in the second quarter of 2007 decreased by 2% year-over-year from $17.0 million in the second quarter of 2006, while increasing 13% quarter-over-quarter from $14.8 million in the first quarter of 2007.

      Income from continuing operations of $1.8 million in the second quarter of 2007 increased by $1.7 million from $91,000 in the second quarter of 2006, and increased by $1.7 million from $52,000 in the first quarter of 2007.

      Financial results by operating segment are as follows:

                           Quarter ended June 30, 2007

              Telecom Broadband Wireless Eliminations Consolidated

      Operating
       revenues
       from external
       customers        $27,249   $17,069    $8,115                    $52,433
      Intersegment
       revenues           5,918       475       781      (7,174)            --
      Total revenues     33,167    17,544     8,896                     52,433

      Cost of services
       and products       7,222    10,499     6,147      (6,183)        17,685
      Customer operations
       and selling        3,129     3,418     2,594        (786)         8,355

      Contribution
       margin            22,816     3,627       155                     26,393

      General and
       administrative                                                    9,696
      Operating EBITDA                                                 $16,697


      During the first quarter of 2007, the Company announced plans to amend and freeze its Defined Benefit Pension Plan effective April 1, 2007. The amendment closes the plan to future employees and discontinues future benefit accruals for current employees. Cash contributions to the Defined Benefit Pension Plan have ranged from $3 million to $9 million over the last four years. Annual service cost has averaged approximately $5 million over that same time frame.

      Sale of SureWest Directories

      On February 28, 2007, the Company closed a transaction announced earlier in the quarter to sell its directory publishing subsidiary to GateHouse Media, Inc. Under the agreement, GateHouse Media acquired 100% of the stock of SureWest Directories, a wholly owned subsidiary of SureWest Communications, for an aggregate cash purchase price of $110.1 million. As part of the transaction, GateHouse Media became the publisher of the official directory of SureWest Telephone.

      An after-tax gain of $60.2 million was recorded in the first quarter of 2007. First quarter and subsequent quarterly financial statements are adjusted to reflect the impact of discontinued operations.

      Capital Expenditures

      Consolidated capital expenditures totaled $12.1 million for the second quarter of 2007, a 2% reduction over the prior year period. The Company continues to focus its capital expenditures on its targeted network build and on success based capital associated with increased penetration and ARPU on the existing network. Capital expenditures in 2007 are expected to be approximately $55 million, in line with full year 2006.

      Conference Call and Webcast

      SureWest Communications will provide details about its results and business strategy on Tuesday, August 7, 2007 at 12:00 p.m. Eastern Time. A simultaneous live Webcast of the call will be available at www.surw.com and will be archived shortly after the conclusion of the call for replay through the second quarter of 2007. Additionally, a telephone replay of the call will be available through Tuesday, August 14, 2007 by dialing (888) 286-8010 and entering passcode 82840228.

      About SureWest

      Serving the Northern California region for more than 90 years, SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers. SureWest's bundled offerings include an array of advanced digital video, high-speed Internet, local and long distance telephone, and wireless PCS. SureWest's fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps.

      Safe Harbor Statement

      Statements made in this news release that are not historical facts are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as may, will, should, expect, plan, anticipate, or project or the negative of those words or other comparable words. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the company's actual results to differ from those projected in such forward-looking statements.

      Important factors that could cause actual results to differ from those set forth in the forward-looking statements include, but are not limited to: advances in telecommunications technology, changes in the telecommunications regulatory environment, changes in the financial stability of other telecommunications providers who are customers of the company, changes in competition in markets in which the company operates, adverse circumstances affecting the economy in California in general, and in the Sacramento, California Metropolitan area in particular, the availability of future financing, changes in the demand for services and products, new product and service development and introductions, and pending and future litigation.

      Contact: Reid Cox
               Investor Relations
               916-786-1799
               r.cox@surewest.com


                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)
                (amounts in thousands, except per share amounts)


                                                Quarter     Quarter
                                                 Ended       Ended
                                                June 30,    June 30,      %
                                                  2007        2006      Change
      Operating revenues:
        Telecom                                 $27,249     $28,196       -3%
        Broadband                                17,069      15,024       14%
        Wireless                                  8,115       8,144        0%
          Total operating revenues               52,433      51,364        2%

      Operating expenses:
        Cost of services and products
          (exclusive of depreciation and
           amortization)                         17,685      17,301        2%
        Customer operations and selling           8,355       8,276        1%
        General and administrative                9,696       8,816       10%
        Depreciation and amortization            14,275      15,007       -5%
          Total operating expenses               50,011      49,400        1%

      Income from operations                      2,422       1,964       23%

      Other income (expense):
        Interest income                           1,157         109      961%
        Interest expense                         (1,699)     (1,715)      -1%
        Other, net                                  (69)       (271)     -75%
          Total other income (expense), net        (611)     (1,877)     -67%

      Income (loss) from continuing
       operations before income taxes             1,811          87     1982%

      Income tax benefit                             26          (4)     750%

      Income (loss) from continuing
       operations                                 1,785          91     1862%

      Discontinued operations, net of tax          (279)      1,313     -121%

      Net income                                 $1,506      $1,404        7%

      Basic and diluted earnings (loss) per
      common share:
        Income (loss) from continuing
         operations                               $0.12       $0.01     1100%
        Discontinued operations, net of tax       (0.02)       0.09     -122%
        Net income per basic and diluted
         common share                             $0.10       $0.10        0%

      Shares of common stock used to calculate
      earnings per share:
        Basic                                    14,440      14,578       -1%
        Diluted                                  14,490      14,609       -1%

                             SUREWEST COMMUNICATIONS
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (unaudited)
                (amounts in thousands, except per share amounts)


                                              Six Months  Six Months
                                                 Ended       Ended
                                                June 30,    June 30,      %
                                                  2007        2006      Change
      Operating revenues:
        Telecom                                 $53,610     $55,296       -3%
        Broadband                                33,491      28,906       16%
        Wireless                                 16,316      16,538       -1%
          Total operating revenues              103,417     100,740        3%

      Operating expenses:
        Cost of services and products
          (exclusive of depreciation and
           amortization)                         36,435      34,974        4%
        Customer operations and selling          17,230      16,847        2%
        General and administrative               18,277      16,835        9%
        Depreciation and amortization            28,063      29,470       -5%
          Total operating expenses              100,005      98,126        2%

      Income from operations                      3,412       2,614       31%

      Other income (expense):
        Interest income                           1,662         179      828%
        Interest expense                         (3,099)     (3,308)      -6%
        Other, net                                 (273)       (379)     -28%
          Total other income (expense), net      (1,710)     (3,508)     -51%

      Income (loss) from continuing
       operations before income taxes             1,702        (894)     290%

      Income tax benefit                           (136)       (425)      68%

      Income (loss) from continuing
       operations                                 1,838        (469)     492%

      Discontinued operations, net of tax
        Income from discontinuted operations        999       3,072      -67%
        Gain on sale of discontinued
         operations                              59,902           -         nm
          Total discontinued operations          60,901       3,072     1882%



      Net income                                 $62,739      $2,603      2310%

      Basic earnings (loss) per common share:
        Income (loss) from continuing
         operations                                $0.13      $(0.03)      533%
        Discontinued operations, net of tax         4.22        0.21      1910%
        Net income per basic common share          $4.35       $0.18      2317%

      Diluted earnings (loss) per common share:
        Income (loss) from continuing
         operations                                $0.13      $(0.03)      533%
        Discontinued operations, net of tax         4.20        0.21      1900%
        Net income per diluted common share        $4.33       $0.18      2306%

      Shares of common stock used to calculate
      earnings per share:
        Basic                                     14,432      14,578        -1%
        Diluted                                   14,484      14,578        -1%

                             SUREWEST COMMUNICATIONS
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)
                             (amounts in thousands)


                                                    June 30,       December 31,
                                                       2007              2006
      ASSETS
        Current assets:
          Cash and cash equivalents                   $36,913            $6,371
          Short-term investments                       30,522               695
          Accounts receivable, net                     22,858            22,014
          Inventories                                   5,358             5,348
          Prepaid expenses                              4,689             4,275
          Deferred income taxes                         5,335             7,685
          Assets of discontinued operations                 -             5,732
        Total current assets                          105,675            52,120

        Property, plant and equipment, net            370,794           376,364

        Intangible and other assets:
          Wireless licenses, net                       13,566            13,566
          Goodwill                                      2,171             2,171
          Deferred charges and other assets             1,466             1,529
                                                       17,203            17,266
                                                     $493,672          $445,750

      LIABILITIES AND SHAREHOLDERS' EQUITY
        Current liabilities:
          Current portion of long-term debt
           and capital lease obligations               $3,642            $3,642
          Accounts payable                              2,920             3,069
          Other accrued liabilities                    18,966            21,736
          Current portion of contractual
           shareable earnings obligations               1,734             1,707
          Advance billings and deferred
           revenues                                     9,459             9,374
          Accrued income taxes                              -               345
          Accrued compensation and pension
           benefits                                     6,780             5,382
          Liabilities of discontinued
           operations                                       -               298
        Total current liabilities                      43,501            45,553

        Long-term debt and capital lease
         obligations                                  121,828           121,831
        Long-term contractual shareable
         earnings obligations                             742             1,891
        Deferred income taxes                          31,880            36,777
        Other liabilities and deferred
         revenues                                      13,745            13,922

        Commitments and contingencies

        Shareholders' equity:
          Common stock, without par value;
           100,000 shares authorized,
           14,466 and 14,465 shares issued
           and outstanding at June 30, 2007
           and December 31, 2006, respectively        158,618           157,926
          Accumulated other comprehensive
           income                                         611               565
          Retained earnings                           122,747            67,285
        Total shareholders' equity                    281,976           225,776
                                                     $493,672          $445,750

                             SUREWEST COMMUNICATIONS
                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)


                                                 Quarter Ended June 30, 2007
                                             Telecom Broadband Wireless  Consol

      Income/(loss) from continuing
       operations                             $8,047  $(3,435) $(2,827)  $1,785

      Add back : Income Taxes                  4,395   (2,404)  (1,965)      26

      Less : Other Income/(Expense)              961   (1,291)    (281)    (611)

      Add back : Depreciation & Amortization   5,678    5,431    3,166   14,275


      Operating EBITDA (1)                   $17,159     $883  $(1,345) $16,697


                                                 Quarter Ended June 30, 2006
                                             Telecom Broadband Wireless  Consol

      Income/(loss) from continuing
       operations                             $7,286  $(4,777) $(2,418)     $91

      Add back : Income Taxes                  5,013   (3,338)  (1,679)      (4)

      Less : Other Income/(Expense)              (88)  (1,402)    (387)  (1,877)

      Add back : Depreciation & Amortization   6,309    5,721    2,977   15,007


      Operating EBITDA (1)                   $18,696    $(992)   $(733) $16,971

      (1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                  OPERATING EBITDA RECONCILIATION TO NET INCOME
                                   (unaudited)
                             (amounts in thousands)


                                                Six Months Ended June 30, 2007
                                             Telecom Broadband Wireless  Consol

      Income/(loss) from continuing
       operations                            $15,025  $(7,530) $(5,657)  $1,838

      Add back : Income Taxes                  9,060   (5,263)  (3,932)    (135)

      Less : Other Income/(Expense)            1,266   (2,222)    (754)  (1,710)

      Add back : Depreciation & Amortization  11,243   10,618    6,202   28,063


      Operating EBITDA (1)                   $34,062      $47  $(2,633) $31,476


                                               Six Months Ended June 30, 2006
                                             Telecom Broadband Wireless  Consol

      Income/(loss) from continuing
       operations                            $13,747  $(9,866) $(4,350)   $(469)

      Add back : Income Taxes                  9,491   (6,894)  (3,022)    (425)

      Less : Other Income/(Expense)             (257)  (2,485)    (766)  (3,508)

      Add back : Depreciation & Amortization  12,612   10,918    5,940   29,470


      Operating EBITDA (1)                   $36,107  $(3,357)   $(666) $32,084

      (1) Operating EBITDA represents net income (loss) excluding amounts for income taxes, depreciation and amortization and all other non-operating income/expenses, and is a common measure of operating performance in the telecommunications industry. Operating EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be construed as a substitute for consolidated net income as a measure of performance.

                             SUREWEST COMMUNICATIONS
                           SELECTED OPERATING METRICS

                                               As of and for the quarter ended

                                                June 30,     June 30,      Pct
                                                  2007         2006      Change
      LINE SUMMARY
      Telecom access lines                      120,969      127,278      -5.0%
      Broadband access lines (1), (5)            22,321       19,455      14.7%
      Total SureWest access lines               143,290      146,733      -2.3%

      TELECOM
      Access lines                              120,969      127,278      -5.0%
      Voice-grade equivalents (2), (5)          542,126      472,376      14.8%
      Long distance lines                        58,175       55,637       4.6%
      Long distance penetration                   48.1%        43.7%      10.0%

      BROADBAND
      Total subscribers (5)                      62,130       53,505      16.1%
      Revenue-generating units (RGUs) (3),(5)   100,657       85,907      17.2%
        Data RGUs (5)                            59,792       51,038      17.2%
        Voice RGUs                               19,747       17,110      15.4%
        Video RGUs                               21,118       17,759      18.9%
      Average revenue per customer (5)           $77.02       $77.00       0.0%
      Total marketable homes                    193,361      184,749       4.7%
      Total marketable homes penetration          29.0%        25.9%      12.0%
      Fiber marketable homes                    103,319       93,020      11.1%
      Fiber marketable homes penetration(4)       24.8%        22.8%       8.8%
      Total churn                                  1.2%         1.4%     -14.3%
      Fiber churn                                  1.3%         1.3%       0.0%
      Business access lines (5)                   2,574        2,345       9.8%
      Business voice-grade equivalents (2),(5)  946,900      696,500      36.0%

      WIRELESS
      Total subscribers                          51,568       52,993      -2.7%
        Contract subscribers                     50,962       49,835       2.3%
      POPs (5)                                3,642,000    3,532,000       3.1%
      POPs covered (5)                        2,844,000    2,759,000       3.1%
      Net contract additions                       -204          669    -130.5%
      Net non-contract additions                   -299         -962      68.9%
      Contract churn                               2.9%         2.8%       3.6%
      ARPU                                       $50.26       $47.05       6.8%

      (1) The sum of Business access lines and fiber voice Revenue-generating units (RGUs).

      (2) Voice-grade equivalents (VGEs) are calculated by dividing the capacity of all circuits in use by 64 kilobits (bandwidth representing a voice access line), excluding Broadband Fiber Data RGUs. DSL VGEs are counted as two 64 kbps channels.

      (3) RGUs are the sum of all primary digital video, telephony and high-speed data connections, excluding additional units, with the exception of DSL subscribers for which telephony units are included in Telecom Access Lines.

      (4) Fiber marketable home penetration is calculated on residential marketable homes passed and residential Fiber subscribers. The total Fiber subscribers also includes 447 and 333 Small-Medium Enterprise customers in 2007 and 2006, respectively, which are not included in the penetration rate.

      (5) The calculation of certain metrics have been revised over time to reflect current view of our business. Where necessary prior period metric calculations have been revised to conform with current practice.